Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

RANGERS SUB I, LLC

The undersigned, with the intention of creating a Maryland Limited Liability Company, files the following Articles of Organization:

FIRST:                                                        The name of the limited liability company (the “Company”) is:

Rangers Sub I, LLC

SECOND:                                         The purpose for which the Company is formed is to engage in any lawful act or activity for which a limited liability company may be formed under the Maryland Limited Liability Company Act (Title 4A of the Corporations and Associations Articles of the Annotated Code of Maryland) (the “Act”) and in any and all activities necessary or incidental to the foregoing.  The Company shall have all the powers provided for a limited liability company under the Act.

THIRD:                                                   The address of the Company in the State of Maryland is 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814.

FOURTH:                                        The resident agent of the Company in the State of Maryland is Corporate Creations Network, Inc. whose address is 2 Wisconsin Circle, #700, Chevy Chase, Maryland 20815.

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Section 4A-101(c) of the Act, has signed these Articles, acknowledging the same to be my act, on this 20th day of April 2017.

/s/Matt Bowles
Name: Matt Bowles
Authorized Person

The undersigned hereby consents to serve as resident agent for Rangers Sub I, LLC.

Corporate Creations Network, Inc.

By:	/s/Fernando Jiminez
Name: Fernando Jimenez
Title: Special Secretary